Exhibit 16.2

October 21, 2009

United States Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Re:	Force Fuels, Inc.
File No.: 000-49993

Commissioners:

We have read the statements made by Force Fuels, Inc., pursuant to Item 4.01 of Form 8-K, as part of the Company’s amended current report on Form 8-K/A dated October 21, 2009.  We agree with the statements in Item 4.01 concerning our Firm in such Form 8-K/A.

Very truly yours,

/s/ Li & Company, PC
Li & Company, PC